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Exhibit 99

For further information contact: David A. Fisher Senior Vice President & Treasurer 515/557-7461

Wells Fargo Financial, Inc. Announces 2002 Second Quarter Earnings
Key Financial Highlights
(Dollar Amounts in Thousands)

For the Six Months Ended June 30,	2002		2001	Change
Total Income		$1,343,969	$1,282,923	+5%
Net Income		$149,043	$129,581	+15%
Goodwill Amortization (net of tax)	$		$12,722

Net Income excluding Goodwill Amortization (net of tax)		$149,043	$142,303	+5%

Return on Average Assets		1.8%	1.8%
Return on Average Equity		13.8%	13.3%
At:	6/30/02	12/31/01
Finance Receivables Outstanding:
Consumer Finance	$8,789,740	$8,199,522
Automobile Finance	$3,753,988	$3,375,101
Leasing	$1,277,381	$1,290,658
Other	$1,013,825	$568,288
Total Receivables	$14,834,934	$13,433,569
Total Assets	$17,289,549	$15,909,262
Stockholder's Equity	$2,222,935	$2,110,849
Debt to Equity	643%	619%
Debt to Tangible Equity	760%	738%

        Des Moines, Iowa, July 19, 2002—Wells Fargo Financial, Inc. announced today net income of $149.0 million for the six months ended June 30, 2002, compared with net income of $129.6 million for the same period in 2001. Net income in the first six months of 2001 included $12.7 million of goodwill amortization (net of tax). Excluding amortization of goodwill, net income increased 5% from $142.3 million in the first six months of 2001 to $149.0 million in 2002.

        In the second quarter of 2002, Wells Fargo Financial adopted a new loss recognition policy for consumer loans and sales finance contracts in its U.S. consumer finance stores. Previously, losses in this part of the U.S. consumer finance portfolio were determined using a combination of recency and contractual delinquency. The new policy is based on contractual delinquency. The change increased the provision for losses by approximately $20 million. The Company expects the additional losses will be recognized as write-offs in the second half of 2002.

        Finance receivables outstanding at June 30, 2002, totaled $14.8 billion, an increase of 10 percent compared to receivables outstanding at December 31, 2001.

        Write-offs after recoveries as a percentage of average net receivables decreased to 1.71 percent in 2002 compared with 1.82 percent in the first six months of 2001. The decrease was due primarily to lower write-offs in the Company's U.S. consumer finance portfolio. Finance receivables 61 days or more contractually delinquent declined to 2.6 percent of the portfolio at June 30, 2002, compared with 3.3 percent at December 31, 2001.

        Wells Fargo Financial's average cost of borrowed funds was 4.73 percent, down from 6.26 percent during the same period in 2001. Long-term debt outstanding totaled $10.1 billion and commercial paper totaled $4.0 billion at June 30, 2002. Term fundings totaling $2 billion were completed during the first six months of 2002.

        Under Statement of Financial Accounting Standards (SFAS) 142, effective January 1, 2002, the amortization of all goodwill for business combinations is no longer accounted for as an expense in the income statement. As required by SFAS 142, goodwill was evaluated for impairment during the first quarter of 2002, and it was determined there was no goodwill impairment.

        Wells Fargo Financial, Inc. is a $17.3 billion financial services company headquartered in Des Moines, Iowa, and a subsidiary of San Francisco-based Wells Fargo & Company. The Company's principal business is lending to consumers through offices in the United States and Canada. The Company also provides lease and other commercial financing. In addition, Wells Fargo Financial, Inc. manages Island Finance, a consumer finance company headquartered in San Juan, Puerto Rico, with $603 million in consumer finance receivables in Puerto Rico, the U.S. Virgin Islands, the Netherlands Antilles, Panama, and Aruba.

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  Exhibit 99